Exhibit 99.1

PREMIER INC. REPORTS FISCAL 2018 FOURTH-QUARTER AND

FULL-YEAR RESULTS

CHARLOTTE, NC, August 21, 2018 – Premier Inc. (NASDAQ: PINC) today reported financial results for the fiscal 2018 fourth quarter and full fiscal year ended June 30, 2018.

Full-Year 2018 Highlights:

•	Net revenue increased 14% to $1.66 billion from the prior year; Supply Chain Services segment revenue rose 18% to $1.30 billion and Performance Services segment revenue increased 2% to $360.7 million.

•

Due to a one-time re-measurement of deferred taxes related to tax reform, income tax expense increased more than 200%, resulting in a 43% decline in net income to $257.6 million from the prior year. After non-cash adjustments to reflect the change in the redemption value of limited partners’ Class B common unit ownership at the end of each period, diluted earnings per share totaled $1.36 compared with $1.51 the prior year.

•	Non-GAAP adjusted EBITDA* increased 8% to $543.0 million from the prior year.

•	Non-GAAP adjusted fully distributed net income* increased 19% to $317.1 million, representing $2.31 per diluted share, an increase of 22% over $1.89 per diluted share from the prior year.

•

For the fiscal year ended June 30, 2018, the company generated cash flow from operations of $507.7 million. At June 30, 2018, the company’s cash and cash equivalents totaled $152.4 million, and the company had an outstanding balance of $100 million on its five-year revolving $750 million credit facility.

•	Non-GAAP free cash flow* for the fiscal year increased 55% to $335.8 million from $216.5 million the prior year and represented 62% of full-year non-GAAP adjusted EBITDA.

•	Premier established a $250 million stock repurchase plan for fiscal 2019 and completed its previous $200.0 million stock repurchase plan implemented during fiscal 2018.

Q4 2018 Highlights:

•

Net revenue increased 8% to $434.0 million from the same period last year; Supply Chain Services segment revenue rose 10% to $339.2 million and Performance Services segment revenue increased 2% to $94.8 million.

Premier, Inc. FY18 Q4 and Year-End Results

•

Net income rose 36% to $100.6 million from the same period a year ago. After non-cash adjustments to reflect the change in the redemption value of limited partners’ Class B common unit ownership at the end of each period, diluted earnings per share reflected a loss of $6.17 compared with a loss of $6.10 for the same period last year.

•	Non-GAAP adjusted EBITDA* of $148.1 million increased 12% from the same period last year.

•	Non-GAAP adjusted fully distributed net income* increased 35% to $94.8 million, representing $0.70 per diluted share, an increase of 41% over $0.50 per diluted share from a year ago.

*

Descriptions of adjusted EBITDA, adjusted fully distributed net income, adjusted fully distributed earnings per share, free cash flow and other non-GAAP financial measures are provided in “Use and Definition of Non-GAAP Measures,” and reconciliations are provided in the tables at the end of this release.

“Premier’s fourth quarter delivered a very successful finish to fiscal 2018, as stronger-than-anticipated revenue performance across our Supply Chain and Performance Services businesses produced earnings results that exceeded our expectations,” said Susan DeVore, president and chief executive officer. “These results capped a solid fiscal 2018 performance, once again demonstrating Premier’s consistent financial strength and operational excellence, which we believe solidify our continued leadership as we work with our nation’s health systems and other providers to transform healthcare delivery in America.

“Operationally, we finished the year with a 98% retention rate in our group purchasing (GPO) business, which generated approximately $60 billion in contract volume,” DeVore said. “We also achieved a 97% SaaS institutional renewal rate within our Performance Services segment, and our consulting services business delivered year-over-year growth for both the quarter and year. We continue to grow and expand our relationships and further refine our supply chain and performance services offerings. We finished fiscal 2018 with more than 4,000 member hospitals and health systems and approximately 165,000 other providers and organizations.

“Looking forward, we remain confident that Premier is uniquely well positioned to succeed in this dynamically evolving marketplace,” DeVore said. “Our comprehensive, data-driven analytics and consulting services provide health systems with a total value proposition aimed at comprehensively reducing costs, improving quality and safety, and moving our industry towards value-based care. In partnership with our members, we are constantly striving to expand and evolve our offerings to leverage new technologies and capitalize on new opportunities emerging in the marketplace. We believe Premier will continue to deliver meaningful value for our members, meaningful growth for our company, and long-term return and value for our stockholders.”

Premier, Inc. FY18 Q4 and Year-End Results

Results of Operations for the Fourth Quarter of Fiscal 2018

Consolidated Fourth-Quarter and Full Year Financial Highlights

	Three Months Ended June 30,			Twelve Months Ended June 30,
(in thousands, except per share data)	2018	2017	% Change	2018	2017	% Change
Net Revenue (a):
Supply Chain Services:
Net administrative fees	$171,893	$158,506	8%	$643,839	$557,468	15%
Other services and support	2,985	3,742	(20)%	11,454	9,704	18%

Services	174,878	162,248	8%	655,293	567,172	16%
Products	164,286	147,479	11%	645,284	534,118	21%

Total Supply Chain Services (a)	339,164	309,727	10%	1,300,577	1,101,290	18%
Performance Services (a)	94,792	93,371	2%	360,679	353,383	2%

Total (a)	$433,956	$403,098	8%	$1,661,256	$1,454,673	14%

Net income	$100,636	$73,860	36%	$257,570	$449,477	(43)%
Net income (loss) attributable to stockholders	$(323,211)	$(313,727)	3%	$190,882	$76,249	150%
Adjusted net income (loss) (b)	$(323,211)	$(313,727)	3%	$187,313	$76,249	146%
Weighted average shares outstanding:
Basic	52,412	51,470	2%	53,518	49,654	8%
Diluted	52,412	51,470	2%	137,340	50,374	173%
Earnings (loss) per share attributable to stockholders:
Basic	$(6.17)	$(6.10)	1%	3.57	$1.54	132%
Diluted (b)	$(6.17)	$(6.10)	1%	1.36	$1.51	(10)%

NON-GAAP FINANCIAL MEASURES:
Adjusted EBITDA (a) (c):
Supply Chain Services	$142,450	$129,539	10%	$535,380	$493,763	8%
Performance Services	37,564	33,641	12%	123,429	121,090	2%

Total segment adjusted EBITDA	180,014	163,180	10%	658,809	614,853	7%
Corporate	(31,917)	(31,095)	(3)%	(115,760)	(113,262)	(2)%

Total (a)	$148,097	$132,085	12%	$543,049	$501,591	8%

Adjusted fully distributed net income (c)	$94,813	$70,170	35%	$317,098	$267,299	19%

Earnings per share on adjusted fully distributed net income - diluted (a) (c)	$0.70	$0.50	41%	$2.31	$1.89	22%

(a)	Bolded measures correspond to company guidance.
(b)

Earnings per share attributable to stockholders excludes the adjustment of redeemable limited partners’ capital to redemption amount and the net income attributable to non-controlling interest in Premier LP if Class B common stock is determined to be dilutive. Likewise, earnings per share attributable to stockholders includes the adjustment of redeemable limited partners’ capital to redemption amount and the net income attributable to non-controlling interest in Premier LP if Class B common stock is determined to be antidilutive.

(c)	See attached supplemental financial information for reconciliation of reported GAAP results to Non-GAAP results.

For the fiscal fourth-quarter ended June 30, 2018, Premier generated net revenue of $434.0 million, an increase of 8%, from net revenue of $403.1 million for the same period a year ago.

Net income for the fiscal fourth-quarter increased 36% to $100.6 million from $73.9 million for the same period a year ago. In accordance with GAAP, fiscal 2018 and 2017 fourth-quarter net income attributable to stockholders included non-cash adjustments of $(353.7) million and $(333.7) million, respectively, to reflect the change in the redemption value of limited partners’ Class B common unit ownership at the end of each period. These non-cash adjustments result primarily from changes in the number of Class B common shares outstanding and the company’s stock price between periods and do not reflect results of the company’s business operations. After these GAAP non-cash adjustments, the company reported a net loss attributable to stockholders of

Premier, Inc. FY18 Q4 and Year-End Results

$323.2 million, compared with a net loss of $313.7 million for the same period a year ago. The fourth-quarter net loss per diluted share of $6.17 compared with a net loss of $6.10 for the same period a year ago. See “Calculation of GAAP Earnings per Share” in the income statement section of this press release.

Fiscal fourth-quarter non-GAAP adjusted EBITDA of $148.1 million increased 12% from $132.1 million for the same period a year ago. The growth was primarily driven by an increase in net administrative fees revenue in the company’s group purchasing business and revenue growth coupled with diligent expense management in the company’s Performance Services segment.

Non-GAAP adjusted fully distributed net income for the fiscal fourth quarter increased 35% to $94.8 million from $70.2 million for the same period a year ago. Non-GAAP adjusted fully distributed earnings per share increased 41% to $0.70 from $0.50 for the same period a year ago. Adjusted fully distributed earnings per share represents net income, adjusted for non-recurring and non-cash items, attributable to all stockholders as if all Class B stockholders exchanged their Class B common units and associated Class B common shares for Class A common shares.

Segment Results

Supply Chain Services

For the fiscal fourth-quarter ended June 30, 2018, the Supply Chain Services segment generated net revenue of $339.2 million, an increase of 10% from $309.7 million the prior year. Revenue growth was driven by strong performance of both the company’s GPO and products businesses. GPO net administrative fees revenue of $171.9 million increased 8% from a year ago, driven by ongoing contract penetration of new and existing members augmented by timing of cash collections as well as higher than anticipated recoveries of past due administrative fees. Product revenues of $164.3 million increased 11% from a year ago, resulting from continued growth in the integrated pharmacy and direct sourcing business.

Supply Chain Services segment non-GAAP adjusted EBITDA of $142.5 million for the fiscal 2018 fourth quarter increased 10% from $129.5 million for the same period a year ago. The increase primarily resulted from the increase in net administrative fees revenue.

Performance Services

For the fiscal fourth-quarter ended June 30, 2018, the Performance Services segment generated net revenue of $94.8 million, an increase of 2% from $93.4 million for the same quarter last year. The growth reflects increases in the areas of SaaS informatics products subscription revenue associated with cost management, clinical surveillance and ambulatory regulatory reporting, as well as a year-over-year increase in consulting services revenue.

Performance Services segment non-GAAP adjusted EBITDA of $37.6 million for the fiscal 2018 fourth quarter reflected an increase of 12% from $33.6 million for the same quarter last year, driven primarily by the increased revenue and diligent management of costs.

Premier, Inc. FY18 Q4 and Year-End Results

Results of Operations for the Fiscal Year Ended June 30, 2018

The company generated net revenue of $1.66 billion for the fiscal year ended June 30, 2018, a 14% increase from net revenue of $1.45 billion last year.

Net income decreased $191.9 million, or 43%, to $257.6 million for the fiscal year from $449.5 million for the prior year, due almost entirely to a one-time re-measurement of deferred taxes to a lower federal income tax rate resulting from the Tax Cuts and Jobs Act, which resulted in a more than 200% increase in income tax expense to $259.2 million in fiscal 2018 from $81.8 million the prior year. Fiscal 2018 and 2017 full-year net income attributable to stockholders required non-cash adjustments of $157.6 million and $(37.2) million, respectively, to reflect changes in redemption value of the limited partners’ Class B common unit ownership at the end of each period. These non-cash adjustments result from changes in the number of Class B common shares outstanding and the company’s stock price between periods and do not reflect results of the company’s business operations. After these non-cash adjustments based on the changes in stock price, and after the one-time re-measurement of deferred taxes, the company reported net income attributable to stockholders of $1.36 per diluted share, compared with $1.51 per diluted share a year ago. (See income statement in the tables section of this press release.)

For the fiscal year ended June 30, 2018, non-GAAP adjusted EBITDA of $543.0 million increased 8% from $501.6 million the prior year. Non-GAAP adjusted fully distributed net income increased 19% to $317.1 million from $267.3 million the prior year, representing $2.31 per diluted share, a 22% increase from $1.89.

Supply Chain Services segment net revenue for fiscal 2018 increased 18% to $1.30 billion from $1.10 billion a year earlier. Supply Chain Services non-GAAP segment adjusted EBITDA increased 8%, to $535.4 million, from the prior year.

Performance Services segment net revenue for fiscal 2018 increased 2% to $360.7 million from $353.4 million a year ago. Performance Services non-GAAP segment adjusted EBITDA increased 2%, to $123.4 million, from the prior year.

Cash Flows and Liquidity

Net cash provided by operating activities was $507.7 million for the fiscal year ended June 30, 2018, an increase of 29% from $392.2 million for fiscal 2017. The increase in cash flow from operations primarily resulted from the increase in net administrative fees revenue and decreased working capital needs. At June 30, 2018, the company’s cash and cash equivalents totaled $152.4 million, compared with $156.7 million at June 30, 2017. At June 30, 2018, the company had an outstanding balance of $100.0 million on its five-year $750.0 million revolving credit facility. During the fiscal fourth quarter, the company repaid $100.0 million on the credit facility.

Non-GAAP free cash flow for the fiscal year ended June 30, 2018 increased to $335.8 million from $216.5 million the prior year and represented 62% of non-GAAP adjusted EBITDA. The increase in free cash flow primarily resulted from the same factors driving growth in cash flow from operations. (See free cash flow definition in “Use and Definitions of Non-GAAP Financial Measures,” and reconciliation to net cash provided by operating activities is provided in the tables section of this press release).

Premier, Inc. FY18 Q4 and Year-End Results

Fiscal 2019 Outlook and Guidance

The statements in this “Fiscal 2019 Outlook and Guidance” discussion are “forward-looking statements.” For additional information regarding the use and limitations of such statements, see “Forward-Looking Statements” below and the “Risk Factors” section of the company’s most recent Form 10-K filed with the Securities and Exchange Commission (SEC), as updated from time to time in the company’s other filings with the SEC.

Additionally, the new revenue recognition standard related to Topic 606 is effective for Premier for the fiscal year beginning July 1, 2018, and is being adopted using the modified retrospective approach. Premier is nearing implementation and is quantifying the impact of the new standard on its consolidated financial statements. Due to the inherent complexity of its revenue recognition, Premier will continue to evaluate all potential impacts of the new standard and is concurrently refining its business processes, systems and internal controls necessary to support accounting, reporting and disclosure requirements. Fiscal 2019 guidance and the accompanying assumptions and revenue stream visibility are prior to the impact of Topic 606 to enable comparability against historical results.

Premier believes it remains well positioned financially and operationally for fiscal 2019, and is introducing financial guidance for the fiscal year based on the following key assumptions:

•	Net administrative fees revenue growth in the low- to mid-single-digit range.

•	Revenue growth of the company’s products business of 7% to 11%.

•

Performance consistent with the company’s current visibility into its annual revenue stream. Assuming the continuation of historical GPO retention and SaaS institutional renewal rates that are consistent with fiscal 2018 results, approximately 89% to 94% of Premier’s fiscal 2019 consolidated net revenue guidance range is available under contract.

•	A consolidated non-GAAP adjusted EBITDA margin in the 32% range.

•	Capital expenditures of approximately $90 million to $ 95 million.

•	An effective tax rate of approximately 26%.

•	Stock-based compensation of $36 million to $38 million.

•	Amortization of purchased intangible assets of approximately $54 million.

•

Per-share guidance does not include the impact of share repurchases under the previously announced $250 million stock repurchase plan for fiscal 2019. The timing and amount of any share repurchases will be determined by management based on market conditions, share price and other factors.

•	Guidance does not contemplate any material acquisitions.

Premier, Inc. FY18 Q4 and Year-End Results

Based on the company’s current outlook, and the realization of the assumptions discussed above in all material respects, Premier has established the following financial guidance for the fiscal year ending June 30, 2019:

Fiscal 2019 Financial Guidance *

Premier, Inc. introduces full-year fiscal 2019 financial guidance, as follows:

(in millions, except per share data)	FY 2019	% YoY Increase
Net Revenue:
Supply Chain Services segment	$1,355.0 - $1,407.0	4% - 8%
Performance Services segment	$366.0 - $380.0	1% - 5%

Total Net Revenue	$1,721.0 - $1,787.0	4% - 8%

Non-GAAP adjusted EBITDA	$559.0 - $581.0	3% - 7%

Non-GAAP adjusted fully distributed EPS	$2.60 - $2.72	13% - 18%

*

The company does not meaningfully reconcile guidance for non-GAAP adjusted EBITDA and non-GAAP adjusted fully distributed earnings per share to net income attributable to stockholders or earnings per share attributable to stockholders because the company cannot provide guidance for more significant reconciling items between net income attributable to stockholders and adjusted EBITDA and between earnings per share attributable to stockholders and non-GAAP adjusted fully distributed earnings per share without unreasonable effort. This is due to two primary reasons:

•

Reasonable guidance cannot be provided for reconciling the adjustment of redeemable limited partners’ capital to redemption amount – historically the largest adjustment in the reconciliation from non-GAAP to GAAP amounts – due to the fact that the increase or decrease in this item is based on the change in the number of shares of Class B stock outstanding and change in stock price between quarters, which the company cannot predict, control or reasonably estimate.

•

Reasonable guidance cannot be provided for earnings per share attributable to stockholders because the ongoing quarterly member-owner exchange of Class B common stock and corresponding Class B units into shares of Class A common stock impacts the number of shares of Class A common stock outstanding each quarter, which the company cannot predict, control or reasonably estimate. Member owners have the right, but not the obligation, to exchange shares on a quarterly basis, and the company has the discretion to settle any exchanged shares for Class A common stock, cash, or a combination thereof, neither of which can be predicted, controlled or reasonably estimated at this time.

Conference Call

Premier management will host a conference call and live audio webcast on Tuesday, August 21, 2018, at 8:00 a.m. ET, to discuss the company’s financial results. The conference call can be accessed through a link provided on the investor relations page on Premier’s website at investors.premierinc.com. Those wanting to participate by phone may do so by dialing 844.296.7719 and providing the operator with conference ID number: 1072798. International callers should dial 574.990.1041and provide the same passcode. The company encourages callers to dial in at least five minutes before the start of the call to register. The archived webcast will be accessible on Premier’s investor relations page for at least 90 days following the webcast.

About Premier Inc.

Premier Inc. (NASDAQ: PINC) is a leading healthcare improvement company, uniting an alliance of more than 4,000 U.S. hospitals and health systems and approximately 165,000 other providers and organizations to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and consulting and other services, Premier enables better care and outcomes at a lower cost. Premier plays a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Headquartered in Charlotte, N.C., Premier is passionate about transforming American healthcare. Please visit Premier’s news and investor sites on www.premierinc.com; as well as Twitter, Facebook, LinkedIn, YouTube, Instagram and Premier’s blog for more information about the company.

Premier, Inc. FY18 Q4 and Year-End Results

Use and Definitions of Non-GAAP Financial Measures

Premier uses EBITDA, adjusted EBITDA, segment adjusted EBITDA, adjusted fully distributed net income, adjusted fully distributed earnings per share, and free cash flow to facilitate a comparison of the company’s operating performance on a consistent basis from period to period and to provide measures that, when viewed in combination with its results prepared in accordance with GAAP, allow for a more complete understanding of factors and trends affecting the company’s business than GAAP measures alone. The company believes adjusted EBITDA and segment adjusted EBITDA assist its board of directors, management and investors in comparing the company’s operating performance on a consistent basis from period to period by removing the impact of the company’s asset base (primarily depreciation and amortization) and items outside the control of management (taxes), as well as other non-cash (impairment of intangible assets and purchase accounting adjustments) and non-recurring items, from operating results.

In addition, adjusted fully distributed net income and adjusted fully distributed earnings per share eliminate the variability of non-controlling interest as a result of member owner exchanges of Class B common stock and corresponding Class B units into shares of Class A common stock and other potentially dilutive equity transactions which are outside of management’s control. Adjusted fully distributed net income is defined as net income attributable to Premier (i) excluding income tax expense, (ii) excluding the impact of adjustment of redeemable limited partners’ capital to redemption amount, (iii) excluding the effect of non-recurring and non-cash items, (iv) assuming the exchange of all the Class B common units for shares of Class A common stock, which results in the elimination of non-controlling interest in Premier LP, and (v) reflecting an adjustment for income tax expense on non-GAAP fully distributed net income before income taxes at the company’s estimated effective income tax rate. We define adjusted fully distributed earnings per share as adjusted fully distributed net income divided by diluted weighted average shares. These measures assist our board of directors, management and investors in comparing our net income and earnings per share on a consistent basis from period to period because these measures remove non-cash and non-recurring items, and eliminate the variability of non-controlling interest that results from member owner exchanges of Class B common units into shares of Class A common stock.

EBITDA is defined as net income before interest and investment income, net, income tax expense, depreciation and amortization and amortization of purchased intangible assets. Adjusted EBITDA is defined as EBITDA before merger and acquisition related expenses and non-recurring, non-cash or non-operating items, and including equity in net income (or loss) of unconsolidated affiliates. For all Non-GAAP financial measures, we consider non-recurring items to be income or expenses and other items that have not been earned or incurred within the prior two years and are not expected to recur within the next two years. Such items include certain strategic and financial restructuring expenses. Non-operating items include gains or losses on the disposal of assets and interest and investment income or expense.

Segment adjusted EBITDA is defined as the segment’s net revenue less cost of revenue and operating expenses directly attributable to the segment, excluding depreciation and amortization, amortization of purchased intangible assets, merger and acquisition related expenses and non-recurring or non-cash items, and including equity in net income of unconsolidated affiliates.

Premier, Inc. FY18 Q4 and Year-End Results

Operating expenses directly attributable to the segment include expenses associated with sales and marketing, general and administrative, and product development activities specific to the operation of each segment. General and administrative corporate expenses that are not specific to a particular segment are not included in the calculation of segment adjusted EBITDA. Adjusted EBITDA is a supplemental financial measure used by the company and by external users of the company’s financial statements.

Management considers adjusted EBITDA an indicator of the operational strength and performance of the company’s business. Adjusted EBITDA allows management to assess performance without regard to financing methods and capital structure and without the impact of other matters that management does not consider indicative of the operating performance of the business. Segment adjusted EBITDA is the primary earnings measure used by management to evaluate the performance of the company’s business segments.

Free cash flow is defined as net cash provided by operating activities less distributions and tax receivable agreement payments to limited partners and purchases of property and equipment. Free cash flow does not represent discretionary cash available for spending as it excludes certain contractual obligations such as debt repayments. Management believes free cash flow is an important measure because it represents the cash that the company generates after payment of tax distributions to limited partners and capital investment to maintain existing products and services and ongoing business operations, as well as development of new and upgraded products and services to support future growth. Free cash flow is important because it allows the company to enhance stockholder value through acquisitions, partnerships, joint ventures, investments in related or complimentary businesses and/or debt reduction.

To properly and prudently evaluate our business, readers are urged to review the reconciliation of these non-GAAP financial measures, as well as the other financial tables, included at the end of this release. Readers should not rely on any single financial measure to evaluate the company’s business. In addition, the non-GAAP financial measures used in this release are susceptible to varying calculations and may differ from, and may therefore not be comparable to, similarly titled measures used by other companies.

Further information on Premier’s use of non-GAAP financial measures is available in the “Our Use of Non-GAAP Financial Measures” section of Premier’s Form 10-K for the year ended June 30, 2018, expected to be filed with the SEC shortly after the date of this release.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts, such as those related to expected financial performance, growth trends and market uncertainty in our Supply Chain and Performance Services business segments and their respective business units, the impact of regulatory uncertainty and our ability to manage through these issues, the statements related to fiscal 2019 outlook and guidance and the assumptions underlying such guidance, and Premier’s repurchase activity under its stock repurchase program, including the timing and number of shares repurchased or the possible suspension of or discontinuance of the repurchase program at any time are “forward-looking statements” within the meaning of the Private Securities Litigation Reform

Premier, Inc. FY18 Q4 and Year-End Results

Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to Premier’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside Premier’s control. More information on potential factors that could affect Premier’s financial results is included from time to time in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Premier’s periodic and current filings with the SEC, including those discussed under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” section of Premier’s Form 10-K for the year ended June 30, 2017, Form 10-Q for the quarters ended September 30, 2017, December 31, 2017 and March 31, 2018, as well as the Form 10-K for the fiscal year ended June 30, 2018, expected to be filed with the SEC shortly after the date of this release, and also made available on Premier’s website at investors.premierinc.com. Forward-looking statements speak only as of the date they are made, and Premier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events that occur after that date, or otherwise.

Contacts
Investor contact:	Media contact:
Jim Storey	Amanda Forster
Vice President, Investor Relations	Vice President, Public Relations
704.816.5958	202.897.8004
jim_storey@premierinc.com	amanda_forster@premierinc.com

(Tables Follow)

Premier, Inc. FY18 Q4 and Year-End Results

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2018	2017	2018	2017
Net revenue:
Net administrative fees	$171,893	$158,506	$643,839	$557,468
Other services and support	97,777	97,113	372,133	363,087

Services	269,670	255,619	1,015,972	920,555
Products	164,286	147,479	645,284	534,118

Net revenue	433,956	403,098	1,661,256	1,454,673
Cost of revenue:
Services	46,171	47,910	187,399	182,775
Products	156,669	140,373	610,892	497,273

Cost of revenue	202,840	188,283	798,291	680,048

Gross profit	231,116	214,815	862,965	774,625
Other operating income:
Remeasurement of tax receivable agreement liabilities	—	—	177,174	5,447

Other operating income:	—	—	177,174	5,447

Operating expenses:
Selling, general and administrative	111,691	108,638	443,639	410,918
Research and development	318	779	1,423	3,107
Amortization of purchased intangible assets	13,851	13,887	55,447	48,327

Operating expenses	125,860	123,304	500,509	462,352

Operating income	105,256	91,511	539,630	317,720

Remeasurement gain attributable to acquisition of Innovatix, LLC	—	313	—	205,146
Equity in net income (loss) of unconsolidated affiliates	604	(44)	1,174	14,745
Interest and investment loss, net	(1,061)	(1,486)	(5,300)	(4,512)
Loss on disposal of long-lived assets	(651)	(179)	(2,376)	(2,422)
Other income (expense)	(1,838)	(2,521)	(16,324)	614

Other income (expense), net	(2,946)	(3,917)	(22,826)	213,571

Income before income taxes	102,310	87,594	516,804	531,291
Income tax expense	1,674	13,734	259,234	81,814

Net income	100,636	73,860	257,570	449,477
Net income attributable to non-controlling interest in Premier LP	(70,127)	(53,845)	(224,269)	(336,052)
Adjustment of redeemable limited partners’ capital to redemption amount	(353,720)	(333,742)	157,581	(37,176)

Net income (loss) attributable to stockholders	$(323,211)	$(313,727)	$190,882	$76,249

Calculation of GAAP Earnings (Loss) per Share

Numerator for basic earnings (loss) per share:
Net income (loss) attributable to stockholders	$(323,211)	$(313,727)	$190,882	$76,249

Numerator for diluted earnings (loss) per share:
Net income (loss) attributable to stockholders	$(323,211)	$(313,727)	$190,882	$76,249
Adjustment of redeemable limited partners’ capital to redemption amount	—	—	(157,581)	—
Net income attributable to non-controlling interest in Premier LP	—	—	224,269	—

Net income (loss)	(323,211)	(313,727)	257,570	76,249
Tax effect on Premier, Inc. net income	—	—	(70,257)	—

Adjusted net income (loss)	$(323,211)	$(313,727)	$187,313	$76,249

Denominator for basic earnings (loss) per share:
Weighted average shares	52,412	51,470	53,518	49,654

Denominator for diluted earnings (loss) per share:
Weighted average shares	52,412	51,470	53,518	49,654
Effect of dilutive stock based awards	—	—	822	720
Class B shares outstanding	—	—	83,000	—

Weighted average shares and assumed conversions	52,412	51,470	137,340	50,374

Basic earnings (loss) per share	$(6.17)	$(6.10)	$3.57	$1.54
Diluted earnings (loss) per share	$(6.17)	$(6.10)	$1.36	$1.51

Premier, Inc. FY18 Q4 and Year-End Results

Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	June 30, 2018	June 30, 2017
Assets
Cash and cash equivalents	$152,386	$156,735
Accounts receivable (net of $1,841 and $1,812 allowance for doubtful accounts, respectively)	185,874	159,745
Inventory	66,139	50,426
Prepaid expenses and other current assets	23,325	35,164
Due from related parties	894	6,742

Total current assets	428,618	408,812
Property and equipment (net of $297,591 and $236,460 accumulated depreciation, respectively)	206,693	187,365
Intangible assets (net of $153,635 and $99,198 accumulated amortization, respectively)	322,115	377,962
Goodwill	906,545	906,545
Deferred income tax assets	305,624	482,484
Deferred compensation plan assets	44,577	41,518
Investments in unconsolidated affiliates	94,053	92,879
Other assets	3,991	10,271

Total assets	$2,312,216	$2,507,836

Liabilities, redeemable limited partners’ capital and stockholders’ deficit
Accounts payable	$60,130	$42,815
Accrued expenses	64,257	55,857
Revenue share obligations	78,999	72,078
Limited partners’ distribution payable	15,465	24,951
Accrued compensation and benefits	64,112	53,506
Deferred revenue	39,785	44,443
Current portion of tax receivable agreements	17,925	17,925
Current portion of long-term debt	100,250	227,993
Other liabilities	7,959	32,019

Total current liabilities	448,882	571,587
Long-term debt, less current portion	6,962	6,279
Tax receivable agreements, less current portion	237,176	321,796
Deferred compensation plan obligations	44,577	41,518
Deferred tax liabilities	17,569	48,227
Other liabilities	63,704	42,099

Total liabilities	818,870	1,031,506

Redeemable limited partners’ capital	2,920,410	3,138,583
Stockholders’ deficit:
Class A common stock, $0.01 par value, 500,000,000 shares authorized; 57,530,733 shares issued and 52,761,177 shares outstanding at June 30, 2018 and 51,943,281 shares issued and outstanding at June 30, 2017	575	519
Class B common stock, $0.000001 par value, 600,000,000 shares authorized; 80,335,701 and 87,298,888 shares issued and outstanding at June 30, 2018 and June 30, 2017, respectively	—	—
Treasury stock, at cost; 4,769,556 shares	(150,058)	—
Additional paid-in-capital	—	—
Accumulated deficit	(1,277,581)	(1,662,772)
Accumulated other comprehensive loss	—	—

Total stockholders’ deficit	(1,427,064)	(1,662,253)

Total liabilities, redeemable limited partners’ capital and stockholders’ deficit	$2,312,216	$2,507,836

Premier, Inc. FY18 Q4 and Year-End Results

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Twelve Months Ended June 30,
	2018	2017
Operating activities
Net income	$257,570	$449,477
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	126,759	107,211
Equity in net income of unconsolidated affiliates	(1,174)	(14,745)
Deferred income taxes	232,990	60,562
Stock-based compensation	29,408	26,470
Remeasurement of tax receivable agreement liabilities	(177,174)	(5,447)
Remeasurement gain attributable to acquisition of Innovatix, LLC	—	(205,146)
Loss on disposal of long-lived assets	2,376	2,422
Changes in operating assets and liabilities:
Accounts receivable, prepaid expenses and other current assets	(14,291)	3,365
Other assets	(824)	6,821
Inventories	(15,713)	(16,349)
Accounts payable, accrued expenses, and other current liabilities	32,767	(24,482)
Long-term liabilities	6,673	(901)
Loss on FFF put and call rights	22,036	3,935
Other operating activities	6,303	(946)

Net cash provided by operating activities	507,706	392,247

Investing activities
Purchases of property and equipment	(92,680)	(71,372)
Proceeds from sale of marketable securities	—	48,013
Acquisition of Innovatix, LLC and Essensa Ventures, LLC, net of cash acquired	—	(319,717)
Acquisition of Acro Pharmaceuticals, net of cash acquired	—	(62,892)
Investments in unconsolidated affiliates	—	(65,660)
Distributions received on equity investments in unconsolidated affiliates	—	6,550
Other investing activities	—	25

Net cash used in investing activities	(92,680)	(465,053)

Financing activities
Payments made on notes payable	(8,002)	(5,486)
Proceeds from credit facility	30,000	425,000
Payments on credit facility	(150,000)	(205,000)
Proceeds from exercise of stock options under equity incentive plan	8,019	9,168
Proceeds from issuance of Class A common stock under stock purchase plan	2,619	2,483
Repurchase of vested restricted units for employee tax-withholding	(5,965)	(17,717)
Settlement of exchange of Class B units by member owners	—	(123,331)
Distributions to limited partners of Premier LP	(79,255)	(90,434)
Payments to limited partners of Premier LP related to tax receivable agreements	—	(13,959)
Repurchase of Class A common stock (held as treasury stock)	(200,129)	—
Earn-out liability payment to GNYHA Holdings	(16,662)	—

Net cash used in financing activities	(419,375)	(19,276)

Net decrease in cash and cash equivalents	(4,349)	(92,082)
Cash and cash equivalents at beginning of year	156,735	248,817

Cash and cash equivalents at end of year	$152,386	$156,735

Premier, Inc. FY18 Q4 and Year-End Results

Supplemental Financial Information

Reconciliation of Net Cash Provided by Operating Activities to Non-GAAP Free Cash Flow

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2018	2017	2018	2017
Net cash provided by operating activities	$137,972	$118,036	$507,706	$392,247
Purchases of property and equipment	(27,420)	(19,480)	(92,680)	(71,372)
Distributions to limited partners of Premier LP	(13,157)	(23,071)	(79,255)	(90,434)
Payments to limited partners under tax receivable agreements*	—	(13,959)	—	(13,959)

Non-GAAP Free Cash Flow	$97,395	$61,526	$335,771	$216,482

*

The timing of TRA payments has shifted to July due to the change in the company’s federal tax filing deadline, which has been extended one month to April. Although Premier did not make a TRA payment in fiscal 2018, it did make a $17.9 million TRA payment to limited partners in July of fiscal 2019.

Premier, Inc. FY18 Q4 and Year-End Results

Supplemental Financial Information

Reconciliation of Net Income to Adjusted EBITDA

Reconciliation of Operating Income to Segment Adjusted EBITDA

Reconciliation of Net Income Attributable to Stockholders to Non-GAAP Adjusted Fully Distributed Net Income

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2018	2017	2018	2017
Net income	$100,636	$73,860	$257,570	$449,477
Interest and investment loss, net	1,061	1,486	5,300	4,512
Income tax expense	1,674	13,734	259,234	81,814
Depreciation and amortization	18,911	15,566	71,312	58,884
Amortization of purchased intangible assets	13,851	13,887	55,447	48,327

EBITDA	136,133	118,533	648,863	643,014
Stock-based compensation	4,558	7,384	29,799	26,860
Acquisition related expenses	2,022	4,307	8,335	15,790
Strategic and financial restructuring expenses	859	31	2,512	31
Remeasurement of tax receivable agreement liabilities	—	(2,493)	(177,174)	(5,447)
ERP implementation expenses	469	287	1,000	2,028
Acquisition related adjustment - revenue	43	320	300	18,049
Remeasurement gain attributable to acquisition of Innovatix, LLC	—	(313)	—	(205,146)
Loss on disposal of long-lived assets	651	179	2,376	2,422
Loss on FFF put and call rights	3,362	3,849	22,036	3,935
Impairment on investments	—	—	5,002	—
Other expense	—	1	—	55

Adjusted EBITDA	$148,097	$132,085	$543,049	$501,591

Income before income taxes	$102,310	$87,594	$516,804	$531,291
Remeasurement gain attributable to acquisition of Innovatix, LLC	—	(313)	—	(205,146)
Equity in net loss (income) of unconsolidated affiliates	(604)	44	(1,174)	(14,745)
Interest and investment loss, net	1,061	1,486	5,300	4,512
Loss on disposal of long-lived assets	651	179	2,376	2,422
Other expense (income)	1,838	2,521	16,324	(614)

Operating income	105,256	91,511	539,630	317,720
Depreciation and amortization	18,911	15,566	71,312	58,884
Amortization of purchased intangible assets	13,851	13,887	55,447	48,327
Stock-based compensation	4,558	7,384	29,799	26,860
Acquisition related expenses	2,022	4,307	8,335	15,790
Strategic and financial restructuring expenses	859	31	2,512	31
Remeasurement of tax receivable agreement liabilities	—	(2,493)	(177,174)	(5,447)
ERP implementation expenses	469	287	1,000	2,028
Acquisition related adjustment - revenue	43	320	300	18,049
Equity in net income (loss) of unconsolidated affiliates	604	(44)	1,174	14,745
Impairment on investments	—	—	5,002	—
Deferred compensation plan income	957	1,242	3,960	4,020
Other income	567	87	1,752	584

Adjusted EBITDA	$148,097	$132,085	$543,049	$501,591

Segment Adjusted EBITDA:
Supply Chain Services	$142,450	$129,539	$535,380	$493,763
Performance Services	37,564	33,641	123,429	121,090
Corporate	(31,917)	(31,095)	(115,760)	(113,262)

Adjusted EBITDA	$148,097	$132,085	$543,049	$501,591

Net income (loss) attributable to stockholders	$(323,211)	$(313,727)	$190,882	$76,249
Adjustment of redeemable partners’ capital to redemption amount	353,720	333,742	(157,581)	37,176
Net income attributable to non-controlling interest in Premier LP	70,127	53,845	224,269	336,052
Income tax expense	1,674	13,734	259,234	81,814
Amortization of purchased intangible assets	13,851	13,887	55,447	48,327
Stock-based compensation	4,558	7,384	29,799	26,860
Acquisition related expenses	2,022	4,307	8,335	15,790
Strategic and financial restructuring expenses	859	31	2,512	31
Remeasurement of tax receivable agreement liabilities	—	(2,493)	(177,174)	(5,447)
ERP implementation expenses	469	287	1,000	2,028
Acquisition related adjustment - revenue	43	320	300	18,049
Remeasurement gain attributable to acquisition of Innovatix, LLC	—	(313)	—	(205,146)
Loss on disposal of long-lived assets	651	179	2,376	2,422
Loss on FFF put and call rights	3,362	3,849	22,036	3,935
Impairment on investments	—	—	5,002	—
Other expense	—	1	1	55

Non-GAAP adjusted fully distributed income before income taxes	128,125	115,033	466,438	438,195
Income tax expense on fully distributed income before income taxes	33,312	44,863	149,340	170,896

Non-GAAP Adjusted Fully Distributed Net Income	$94,813	$70,170	$317,098	$267,299

Premier, Inc. FY18 Q4 and Year-End Results

Supplemental Financial Information

Reconciliation of GAAP EPS to Non-GAAP EPS on Adjusted Fully Distributed Net Income

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2018	2017	2018	2017
Net income (loss) attributable to stockholders	$(323,211)	$(313,727)	$190,882	$76,249
Adjustment of redeemable partners’ capital to redemption amount	353,720	333,742	(157,581)	37,176
Net income attributable to non-controlling interest in Premier LP	70,127	53,845	224,269	336,052
Income tax expense	1,674	13,734	259,234	81,814
Amortization of purchased intangible assets	13,851	13,887	55,447	48,327
Stock-based compensation	4,558	7,384	29,799	26,860
Acquisition related expenses	2,022	4,307	8,335	15,790
Strategic and financial restructuring expenses	859	31	2,512	31
Remeasurement of tax receivable agreement liabilities	—	(2,493)	(177,174)	(5,447)
ERP implementation expenses	469	287	1,000	2,028
Acquisition related adjustment - revenue	43	320	300	18,049
Remeasurement gain attributable to acquisition of Innovatix, LLC	—	(313)	—	(205,146)
Loss on disposal of long-lived assets	651	179	2,376	2,422
Loss on FFF put and call rights	3,362	3,849	22,036	3,935
Impairment on investments	—	—	5,002	—
Other expense	—	1	1	55

Non-GAAP adjusted fully distributed income before income taxes	128,125	115,033	466,438	438,195
Income tax expense on fully distributed income before income taxes	33,312	44,863	149,340	170,896

Non-GAAP Adjusted Fully Distributed Net Income	$94,813	$70,170	$317,098	$267,299

Weighted Average:
Common shares used for basic and diluted earnings (loss) per share	52,412	51,470	53,518	49,654
Potentially dilutive shares	1,636	1,545	822	720
Conversion of Class B common units	80,548	87,638	83,000	90,816

Weighted average fully distributed shares outstanding - diluted	134,596	140,653	137,340	141,190

GAAP earnings (loss) per share	$(6.17)	$(6.10)	$3.57	$1.54
Adjustment of redeemable limited partners’ capital to redemption amount	6.75	6.48	(2.94)	0.75
Net income attributable to non-controlling interest in Premier LP	1.34	1.05	4.19	6.77
Income tax expense	0.03	0.27	4.84	1.65
Amortization of purchased intangible assets	0.26	0.27	1.04	0.97
Stock-based compensation	0.09	0.14	0.56	0.54
Acquisition related expenses	0.04	0.08	0.16	0.32
Strategic and financial restructuring expenses	0.02	—	0.05	—
Remeasurement of tax receivable agreement liabilities	—	(0.05)	(3.31)	(0.11)
ERP implementation expenses	0.01	0.01	0.02	0.04
Acquisition related adjustment - revenue	—	0.01	0.01	0.36
Remeasurement gain attributable to acquisition of Innovatix, LLC	—	(0.01)	—	(4.13)
Loss on disposal of long-lived assets	0.01	—	0.04	0.05
Loss on FFF put and call rights	0.06	0.07	0.41	0.08
Impairment on investments	—	—	0.09	—
Impact of corporation taxes	(0.64)	(0.86)	(2.80)	(3.45)
Impact of dilutive shares	(1.10)	(0.86)	(3.62)	(3.49)

Non-GAAP EPS on Adjusted Fully Distributed Net Income	$0.70	$0.50	$2.31	$1.89

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